Exhibit 99.1

Press Release

Financial and Investor Contact:
Eric Slusser
770-951-6101
eric.slusser@gentiva.com
or	John Mongelli
770-951-6496
john.mongelli@gentiva.com

Media Contact:
Scott Cianciulli
Brainerd Communicators
212-986-6667
cianciulli@braincomm.com

Gentiva® Health Services Reports First Quarter 2011 Results

ATLANTA, GA, May 5, 2011 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported first quarter 2011 results.

Gentiva acquired Odyssey HealthCare, Inc., (“Odyssey”) one of the largest providers of hospice care in the United States, on August 17, 2010. The Company’s results for the three months ended March 31, 2011 included Odyssey’s financial results.

On March 9, 2011, the Company completed the refinancing of indebtedness outstanding under its senior secured credit agreement. In connection with this refinancing, the Company recorded charges of approximately $3.8 million relating to the write-off of certain prepaid financing fees and the termination of the Company’s interest rate swap contracts. These charges, which were included in interest expense, reduced adjusted income from continuing operations attributable to Gentiva shareholders by $0.08 per diluted share in the first quarter of 2011.

First quarter 2011 highlights include:

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Total net revenues of $458.8 million, an increase of 54% compared to $297.1 million for the quarter ended April 4, 2010. Net revenues included home health episodic revenues of $220.4 million, a decline of 4% compared to $228.5 million in the 2010 first quarter. Hospice revenues were $195.1 million in the first quarter of 2011, compared to $19.7 million in the 2010 first quarter. Hospice represented 43% of total net revenues in the first quarter of 2011, compared to 7% in the 2010 first quarter.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

•

Income from continuing operations attributable to Gentiva shareholders of $13.5 million, or $0.44 per diluted share, which included pre-tax restructuring, acquisition and integration costs of $3.8 million or $0.07 per diluted share. In the first quarter of 2010, income from continuing operations attributable to Gentiva shareholders was $10.3 million or $0.34 per diluted share, which included net pre-tax charges of $15.5 million or $0.31 per diluted share relating to the impact of two legal settlements and charges associated with restructuring, acquisition and integration activities.

•

Adjusted income from continuing operations attributable to Gentiva shareholders of $15.7 million, compared with $19.7 million in the 2010 period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva shareholders was $0.51 for the first quarter of 2011. Excluding the write-off of prepaid financing fees and the costs of terminating the Company’s interest rate swap contracts noted above, adjusted income from continuing operations attributable to Gentiva shareholders would have been $0.59 for the first quarter of 2011, compared to $0.65 in the corresponding period of 2010. Adjusted income from continuing operations excluded the legal settlement, restructuring, acquisition and integration costs described above.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased 61% to $59.7 million in the first quarter of 2011 as compared to $37.2 million in the first quarter of 2010. Adjusted EBITDA as a percentage of net revenues improved to 13.0% in the first quarter of 2011 versus 12.5% in the prior-year period. Adjusted EBITDA excluded charges relating to restructuring, acquisition and integration activities and the cost of legal settlements.

“During the quarter, we made strong progress in executing our key sales growth and operating leverage strategies, while also refinancing our term loans which provides us significant interest expense savings going forward,” said Gentiva CEO Tony Strange.

For the first quarter of 2011, the Company reported net income attributable to Gentiva shareholders of $13.5 million, or $0.44 per diluted share, compared to $9.3 million, or $0.31 per diluted share, in the first quarter of 2010. These results included charges for restructuring, legal settlements and acquisition and integration activities as discussed above as well as the results from discontinued operations in the 2010 quarterly period.

Cash Flow and Balance Sheet Highlights

For the first quarter of 2011, net cash provided by operating activities was $2.7 million, compared to $15.7 million in the prior year period for 2010. Free cash flow was a negative $0.6 million for the first quarter of 2011, compared to $12.5 million in 2010 due primarily to higher interest payments associated with the Company’s term loans and senior notes issued in connection with the Odyssey acquisition and increased incentive payments in the current quarter. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

At March 31, 2011, the Company reported cash and cash equivalents of $91.8 million and outstanding debt of $1.048 billion. Since closing the Odyssey transaction, the Company has repaid $56.9 million on its revolving credit facility and term loans. Total Company days sales outstanding, or DSO’s, was 52 days at March 31, 2011, compared to 55 days at April 4, 2010 and 48 days at December 31, 2010.

Full-Year 2011 Outlook

Gentiva reaffirmed its 2011 outlook which reflects full-year net revenues in the range of $1.90 billion to $1.95 billion and adjusted income from continuing operations attributable to Gentiva shareholders in the range of $2.70 to $2.80 on a diluted per share basis. Gentiva’s 2011 outlook includes the full-year impact of its Odyssey acquisition and the impact of an approximate 5% decrease in Medicare home health reimbursement rates in 2011 as compared to 2010 based on the final rules issued by the Centers for Medicare & Medicaid Services (CMS) in November 2010.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of adjusted income from continuing operations to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its first quarter 2011 results during its conference call and live webcast to be held Thursday, May 5, 2011 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call # 59292956. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on May 5th and will remain available continuously through May 12th. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 59292956. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. In August 2010, Gentiva acquired Odyssey HealthCare, Inc., one of the largest providers of hospice care in the United States. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	1st Quarter
	2011	2010
Statements of Income
Net revenues	$458,815	$297,131
Cost of services sold	235,245	140,590

Gross profit	223,570	156,541
Selling, general and administrative expenses	(175,209)	(139,236)
Gain on sale of assets	—	103
Interest income	665	664
Interest expense and other	(27,548)	(1,748)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	21,478	16,324
Income tax expense	(8,413)	(6,342)
Equity in net earnings of CareCentrix	554	324

Income from continuing operations	13,619	10,306
Discontinued operations, net of tax	—	(981)

Net income	13,619	9,325
Less: Net income attributable to noncontrolling interests	(167)	—

Net income attributable to Gentiva shareholders	$13,452	$9,325

Earnings per Share
Basic earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.45	$0.35
Discontinued operations, net of tax	—	(0.03)

Net income attributable to Gentiva shareholders	$0.45	$0.32

Weighted average shares outstanding	30,127	29,662

Diluted earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.44	$0.34
Discontinued operations, net of tax	—	(0.03)

Net income attributable to Gentiva shareholders	$0.44	$0.31

Weighted average shares outstanding	30,789	30,266

Amounts attributable to Gentiva shareholders:
Income from continuing operations	$13,452	$10,306
Discontinued operations, net of tax	—	(981)

Net income	$13,452	$9,325

	Mar 31, 2011	Dec 31, 2010
Condensed Balance Sheets
ASSETS
Cash and cash equivalents	$91,792	$104,752
Accounts receivable, net (A)	277,456	259,588
Deferred tax assets	25,934	28,155
Prepaid expenses and other current assets	46,394	48,910

Total current assets	441,576	441,405

Note receivable from CareCentrix	25,000	25,000
Investment in CareCentrix	26,190	25,635
Fixed assets, net	84,681	85,707
Intangible assets, net	370,786	374,057
Goodwill	1,085,066	1,085,066
Other assets	92,864	83,258

Total assets	$2,126,163	$2,120,128

LIABILITIES AND EQUITY
Current portion of long-term debt	$31,250	$25,000
Accounts payable	17,802	15,562
Payroll and related taxes	65,410	44,163
Deferred revenue	41,174	36,387
Medicare liabilities	29,377	31,236
Obligations under insurance programs	57,124	61,899
Accrued nursing home costs	21,038	24,241
Other accrued expenses	46,247	78,153

Total current liabilities	309,422	316,641

Long-term debt	1,016,875	1,026,563
Deferred tax liabilities, net	111,417	111,199
Other liabilities	30,827	27,493
Total equity	657,622	638,232

Total liabilities and equity	$2,126,163	$2,120,128

Common shares outstanding	30,511	30,158

(A)	Accounts receivable, net included an allowance for doubtful accounts of $9.3 million and $7.7 million at March 31, 2011 and December 31, 2010, respectively.

(in 000’s)
	1st Quarter
	2011	2010
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$13,619	$9,325
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,614	4,378
Amortization and write-off of debt issuance costs	6,418	320
Provision for doubtful accounts	2,581	3,019
Equity-based compensation expense	1,641	1,550
Windfall tax benefits associated with equity-based compensation	(194)	(485)
Gain on sale of assets and businesses	—	(169)
Equity in net earnings of CareCentrix	(555)	(324)
Deferred income tax expense (benefit)	2,754	(3,630)
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(20,449)	(5,764)
Prepaid expenses and other current assets	2,489	(2,752)
Current liabilities	(13,274)	10,293
Other, net	77	(70)

Net cash provided by operating activities	2,721	15,691

INVESTING ACTIVITIES:
Purchase of fixed assets	(3,317)	(3,164)
Proceeds from sale of assets and businesses	—	8,796
Acquisition of businesses, net of cash acquired	—	(2,500)

Net cash (used in) provided by investing activities	(3,317)	3,132

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	4,652	2,988
Windfall tax benefits associated with equity-based compensation	194	485
Repayment of long-term debt	(3,438)	(5,000)
Debt issuance costs	(13,457)	—
Repurchase of common stock	—	(620)
Repayment of capital lease obligations	(76)	(175)
Other	(239)	—

Net cash used in financing activities	(12,364)	(2,322)

Net change in cash and cash equivalents	(12,960)	16,501
Cash and cash equivalents at beginning of period	104,752	152,410

Cash and cash equivalents at end of period	$91,792	$168,911

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$32,318	$1,732
Income taxes paid	$613	$5,287

A reconciliation of Free cash flow to Net cash provided by operating activities follows:

	1st Quarter
	2011	2010
Net cash provided by operating activities	$2,721	$15,691
Less: Purchase of fixed assets	(3,317)	(3,164)

Free cash flow	$(596)	$12,527

(in 000’s)
	1st Quarter
	2011	2010
Supplemental Information
Segment Information (2)
Net revenues
Home Health	$263,745	$277,473
Hospice	195,070	19,658

Total net revenues	$458,815	$297,131

Operating contribution (5)
Home Health	$42,822	$44,692
Hospice	36,137	3,538

Total operating contribution	78,959	48,230

Corporate administrative expenses	(22,984)	(26,547)
Gain on sale of assets	—	103
Depreciation and amortization	(7,614)	(4,378)
Interest expense and other, net (6)	(26,883)	(1,084)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	$21,478	$16,324

Home Health operating contribution margin %	16.2%	16.1%
Hospice operating contribution margin %	18.5%	18.0%

	1st Quarter
	2011	2010
Net Revenues by Major Payer Source:
Medicare
Home Health	$201,628	$207,676
Hospice	181,000	18,197

Total Medicare	382,628	225,873
Medicaid and local government	23,630	19,301
Commercial insurance and other:
Paid at episodic rates	18,726	20,873
Other	33,831	31,084

Total commercial insurance and other	52,557	51,957

Total net revenues	$458,815	$297,131

A reconciliation of Adjusted EBITDA to Net income attributable to Gentiva shareholders follows:

	1st Quarter
	2011	2010
Adjusted EBITDA (3)	$59,740	$37,174
Gain on sale of assets	—	103
Restructuring, legal settlement and acquisition and integration costs (5)	(3,765)	(15,491)

EBITDA (5)	55,975	21,786
Depreciation and amortization	(7,614)	(4,378)
Interest expense and other, net (6)	(26,883)	(1,084)

Income from continuing operations before income taxes and equity in net earnings of CareCentrix	21,478	16,324
Income tax expense (7)	(8,413)	(6,342)
Equity in net earnings of CareCentrix	554	324

Income from continuing operations	13,619	10,306
Discontinued operations, net of tax (4)	—	(981)

Net income	13,619	9,325
Less: Net income attributable to noncontrolling interests	(167)	—

Net income attributable to Gentiva shareholders	$13,452	$9,325

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to Income from continuing operations follows: (3)

	1st Quarter
	2011	2010
Adjusted income from continuing operations attributable to Gentiva shareholders	$15,715	$19,676
Gain on sale of assets	—	103
Restructuring, legal settlement and acquisition and integration costs	(3,765)	(15,491)
Tax impact of items excluded from income from continuing operations attributable to Gentiva shareholders	1,502	6,018

Income from continuing operations attributable to Gentiva shareholders	13,452	10,306
Add back: Net income attributable to noncontrolling interests	167	—

Income from continuing operations	$13,619	$10,306

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	$0.51	$0.65
Gain on sale of assets	—	—
Restructuring, legal settlement and acquisition and integration costs, net of tax	(0.07)	(0.31)

Income from continuing operations attributable to Gentiva shareholders per diluted share	0.44	0.34
Add back: Net income attributable to noncontrolling interests	—	—

Income from continuing operations per diluted share	$0.44	$0.34

Operating Metrics

	1st Quarter
	2011	2010
Home Health
Episodic admissions	50,900	51,600
Total episodes	72,800	72,800
Episodes per admission	1.43	1.41
Revenue per episode	$3,025	$3,140

Hospice
Admissions	14,900	1,400
Average daily census	13,900	1,600
Patient days (in thousands)	1,250	141
Revenue per patient day	$156	$139
Length of stay at discharge (in days)	92	101
Revenue by patient type
Routine	97%	97%
General Inpatient & Other	3%	3%

Notes:

1)	The comparability between reporting periods has been affected by the following items:

a.	Effective August 17, 2010, the Company completed the acquisition of 100 percent of the equity interest of Odyssey HealthCare, Inc. (“Odyssey”), one of the largest providers of hospice care in the United States, operating approximately 100 Medicare-certified providers serving terminally ill patients and their families in 30 states. In connection with the acquisition, the Company entered into a new $875 million Credit Agreement and issued $325 million of senior unsecured notes.

b.	The first quarter of 2011 included 90 days of activity compared to 91 days for the first quarter of 2010. This difference stems from the Company adopting a change to a calendar quarter reporting period in 2011 from its prior 13 week reporting periods in 2010.

2)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate administrative expenses, depreciation, amortization, and interest expense and other (net), but include revenues and all other costs directly attributable to the specific segment.

3)	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense and other (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and acquisition and integration activities and gain (loss) on sales of assets, net of taxes. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations attributable to Gentiva shareholders is defined as income from continuing operations attributable to Gentiva shareholders, excluding charges relating to restructuring, legal settlements and acquisition and integration activities and gain (loss) on sales of assets, net of taxes.

4)	On February 1, 2010, the Company consummated the sale of its respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses pursuant to an asset purchase agreement. Total consideration relating to the sale was approximately $16.4 million, consisting of (i) approximately $8.5 million of cash proceeds paid to the Company on the closing date, (ii) approximately $2.5 million of payments by the buyer associated with operating and capital lease obligations of the HME and IV businesses, (iii) an escrow fund of $5.0 million, which was recorded at estimated fair value of $3.2 million, to be received by the Company based on achieving a cumulative cash collections target for claims for services provided for a period of one year from the date of closing and (iv) an escrow fund of approximately $0.4 million for reimbursement of certain post closing liabilities. During the fourth quarter of fiscal 2010, the Company received $1.0 million in settlement of the escrow fund associated with cash collections and recorded a $2.2 million charge in discontinued operations, net of tax. In the first quarter of 2011, the Company received $0.1 million of the escrow fund for settlement of post closing liabilities and recorded a charge of $0.3 million in selling, general and administrative expenses.

The financial results of these two operating segments are reported as discontinued operations in the accompanying 2010 condensed consolidated financial statements. HME and IV net revenues, operating results and the gain on sale of business for the first quarter of 2010 were as follows (dollars in thousands):

1st Quarter
2010
Net revenues	$3,956

Operating loss before income taxes	$(3,327)
Gain on sale of business	66
Income tax benefit	2,280

Discontinued operations, net of tax	$(981)

5)	Operating contribution and EBITDA included charges relating to restructuring, legal settlements and acquisition and integration activities of $3.8 million for the first quarter of 2011 and $15.5 million for the first quarter of 2010.

For the first quarter of 2011, the Company recorded (i) restructuring costs of $1.3 million and (ii) acquisition and integration costs of $2.5 million, primarily relating to the acquisition of Odyssey HealthCare, Inc. The charges for the first quarter of 2010 included (i) settlement costs and legal fees of $5.6 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods and (iii) restructuring costs of $0.4 million.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	1st Quarter
	2011	2010
Home Health	$0.3	$9.5
Hospice	0.7	—
Corporate administrative expenses	2.8	6.0

Total	$3.8	$15.5

6)	Interest expense and other, net for the first quarter of 2011 included charges of approximately $3.8 million relating to the write-off of deferred debt issuance costs and costs of terminating the Company’s interest rate swaps in connection with the refinancing of the indebtedness outstanding under its senior secured credit agreement.

7)	The Company’s effective tax rate relating to its continuing operations was 39.2% for the first quarter of 2011 and 38.9% for the first quarter of 2010.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended December 31, 2010.

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